Exhibit 10.24

CA, INC.

RENTERS RELOCATION POLICY FOR BANDS K, L AND ZZ
(SENIOR EXECUTIVES)

The Company's policies, procedures and practices, whether expressed here or elsewhere, whether oral or written, are not intended to create any promise or contractual right of employment.

Employment with the Company is at will.  This means that either you or the Company may terminate the employment relationship at any time with or without cause and without prior notice.  This applies to privileges and benefits as well.

This relocation policy is subject to change by the Company in its sole discretion without prior notice, to the extent permitted by applicable law.

INTRODUCTION

Change offers challenges and opportunities. On behalf of all your colleagues here at CA, Inc. (CA or the Company), we want to thank you for your willingness to make this change. We hope that it will lead to personal growth, further career development, and prove mutually beneficial.

While there are many benefits available to you, you will be responsible for managing costs associated with your move and you will be expected to keep relocation costs to a minimum.

Our goal is to provide our mobile employees and their families with the tools and assistance to help them relocate in a timely and cost-effective manner.

It is our shared responsibility to communicate openly and honestly and to cooperate with one another to ensure the highest level of motivation, morale and productivity during the relocation process.

Furthermore, we are committed to ensuring that our service partners meet our requirements for efficient, customer-oriented service delivery. These selected service partners will work with you throughout your move and will be available to answer any questions that you have.

You will be asked to confirm receipt of this policy to ensure effective communication.

Best wishes to you and your family in your new location.

ELIGIBILITY

When relocating at CA’s request, you will be eligible for the relocation assistance described in this policy if you are a full time employee or new hire in Band K, L & ZZ, your residence at the point of origination is rented and your new principal place of work is at least 50 miles farther than the old rented residence was from the old place of work (i.e., your commute has increased more than 50 miles). The anticipated duration of your assignment must be at least one year, and the relocation of your household is necessary to significantly reduce the problems of commuting.

Certain relocation expenses for family members (spouses, partners and dependents) may also be reimbursed. Persons eligible to relocate with the transferee under this policy include household members and/or dependents that reside full time in the transferee's home at the time of relocation.  Dependents are defined as: legal spouse, common law spouse in those states that recognize common law marriage, domestic partner, legally dependent unmarried children under 19, legally dependent unmarried children under age 25 who are full time college students, children with limiting disabilities and/or a parent(s) who is reliant on the transferee for primary care.  Dependent family member information must be provided to the Relocation Counselor.  In non marriage situations, Brookfield Global Relocation Services (Brookfield GRS) will require proof that individuals reside within the same residence.

If a family member currently living with you is also employed by the Company and will be employed by the Company at the new location, all relocation assistance and expense reimbursements will be offered and paid once.

MOVE ELIGIBILITY

To be eligible to qualify for relocation assistance, you must be able to complete your relocation within one year of the start date of your new position. After this date you will forfeit eligibility for certain benefits. You must also satisfy the distance requirement listed below. If you do not think you will qualify in either case, contact your Counselor (as defined below) immediately for further instructions.

1]    Mileage from your old home to your new workplace:
2]    Mileage from your old home to your old workplace:
3]    Subtract line 2 from line 1:

The result on line 3 must be equal to or more than 50 miles.

YOUR RESPONSIBILITIES

Your cooperation throughout the transfer will help to ensure your move is accomplished with the least inconvenience possible. In addition:

•	You should retain certain receipts and other documents to verify relocation expenses and support payments made to you by CA under this policy.

•	You are expected to comply with the time frames established for the various steps of your relocation, as described in this policy.

•	You must secure necessary approvals.

•	You must prepare and submit all necessary expense reports in a timely manner.

•	You must sign your Moving & Relocation Expense Repayment Agreement in the form provided by CA's preferred relocation partner.

At the conclusion of your move, we will solicit your sincere evaluation of the policy and services made available to you.

HUMAN RESOURCES RESPONSIBILITIES

All relocation decisions relating to eligibility must be approved by Human Resources. Human Resources will also make all initial authorizations for services to all service providers. Human Resources has selected various service providers to assist with your relocation.

RELOCATION SERVICE COMPANY

CA has selected Brookfield GRS to assist you in moving to the new location. A Brookfield GRS Counselor will be assigned as your liaison in coordinating all aspects of your relocation. The Counselor’s primary objectives are to provide quality service to you while cost-effectively helping us implement this policy.

LUMP SUM PAYMENTS

Many of the usual relocation expense areas will be handled via a lump sum payment. The lump sum payment is designed to reduce record-keeping requirements for your expenses, simplify administrative processes, and provide you with the maximum flexibility possible and the opportunity to manage your own cash flow during your relocation. If your actual expenses are less than the lump sum allowance, you may retain the unused portion. Conversely, if your expenses exceed the lump sum allowance, you will be responsible for these costs.

The lump sum payment varies based on the factors set forth below.

LUMP SUM COMPONENTS – The following components are included in the lump sum payment for which you are eligible:

1. One Rental Finding Trip

•	Per diem for meals

•	Lodging for four nights

•	Mid-size rental car

•
Round trip airline tickets for you and your spouse /partner based upon a 14-day advance purchase or personal auto mileage. (The distance between your old location and new location must be greater than 250 miles to qualify for air transportation.)

2.    Temporary Living

•	Lodging in corporate housing (or equivalent) for 30 days

•	If lodging does not have kitchen facilities, a per diem for meals will be factored into the lump sum calculation

•	Mid-size rental car for 2 weeks

•	One (1) return trips home for the employee only via coach-class airline ticket based on a 14-day advance purchase.

The allowance for temporary living is of limited duration and will require that you focus your efforts to obtain a new residence quickly. Per diem rates are based on hotel costs in the new location. If your personal situation requires a longer stay, then Brookfield GRS can assist you in finding short-term furnished housing. However, you will bear any additional costs if you cannot obtain and occupy adequate housing in the time frames described above.

CALCULATION AND PAYMENT OF LUMP SUM

Calculations will be based upon your family size, expense projections for the new location, and the elements of eligible expenses established by CA.

The lump sum payment will be grossed up. For more information please refer to the “Tax Information” section.

The lump sum will be paid out in one payment, after initiation, and once the repayment agreement is fully executed and received by Brookfield GRS

MISCELLANEOUS ALLOWANCE

This miscellaneous allowance is designed to assist in the various costs you experience to change auto registrations, move any antiques or valuables which are not covered under the shipment of household goods, or any other expense not specifically covered in some other part of this policy. You will qualify for a miscellaneous allowance equal to half of your new monthly salary up to a maximum of $12,000.

The miscellaneous allowance is taxable income and generally will be paid by CA in the next available payroll cycle following your start date at your new office location based on CA’s payroll cycles and processing dates.

RENTAL ASSISTANCE FEE AND FINDER’S FEE

Agents in specific geographic areas, usually larger cities, often charge a finder’s fee for locating rental units. If you rent with the assistance of an agent, CA will cover one fee, up to one month's rent (or the usual and customary fee charged for the area). This fee is strictly to cover the agent's Finder's Fee, and cannot be applied towards security deposit, rental assistance fees, or any other real estate fees. If you do not incur a Finder’s Fee, CA will cover the cost of the Rental Assistance fee should you incur one.

A new lease should be examined carefully before it is signed. You should negotiate a cancellation clause that would give you the right to cancel the lease without penalty after giving 30 days notice, in the event of a CA-initiated transfer.

If tenant’s employer relocates tenant to a location more than 50 miles from the premises that are the subject of this lease, this lease will be automatically terminated without further liability at any time. Tenant agrees to give landlord at least 30 days notice of his/her intention to terminate this lease along with proof of such transfer of employment.

LEASE CANCELLATION

CA will pay expenses for terminating your lease in the departure location not to exceed two (2) months’ rent.   If the lease does not permit the employee to cancel and the landlord has refused to permit the employee to terminate the lease, then the lease should be reviewed by Brookfield GRS or its attorney to determine what, if any, action should be taken.

NEW HOME PURCHASE MORTGAGE PROGRAMS

Since you are renting at your present location, should you decide to purchase in the new location, you are not entitled to any home purchase or equivalent relocation benefits. However, CA can refer you to two national mortgage lenders, who can provide a variety of mortgage options at competitive rates. You may find their approval and processing times are shorter than what might otherwise be available and that you qualify for more financing under their flexible underwriting guidelines and favorable reimbursement schedule.

MOVING TO YOUR NEW LOCATION

Moving Your Household Goods

Brookfield GRS will handle arrangements for the movement of your household goods. Your Counselor will discuss your options and help you select the right services to expedite a cost-effective move. CA will be billed directly by the carrier for the cost of shipping your household goods. The Company does not reimburse tips to movers. Additionally, an adult must be present when your goods are packed and delivered.

Authorized Services

The Company will pay for the following services:

•	Normal packing and necessary materials

•	Transportation of household goods to the new destination

•	Normal appliance services, including wiring and plumbing modifications required within the house for disconnection and reconnection of appliances

•	Delivery to the new home. Weekend or holiday delivery should be avoided and will not be covered

•	Normal unpacking and removal of packing materials

•	Storage for up to 30 days

The Company will not pay for the following services:

•	Exclusive use of the van, expedited service or extra drop off/pick up stops

•	Housecleaning, maid, or debris removal service at either the old or new home

•	Removal or installation of wall-to-wall carpeting, draperies and/or rods, electrical fixtures, water softeners, or similar items

•	Packing or transportation of boats, trailers, airplanes, household pets, plants, building materials, wood, or any perishable item

•	Disassembly or reassembly of children's playhouses or swing sets, portable swimming pools, waterbeds, utility sheds, fencing, or items of a similar nature

To the extent any of these services is required, the miscellaneous allowance may be available to pay for that service.

Insuring Your Household Goods

•	Your household goods are protected with full replacement insurance coverage, based on the value of the items covered by the insurance policy that you are moving.

•
Items not be covered under the policy include the following: accounts, deeds, bills, evidence of debt, currency, letters of credit, passports, railroad or other tickets, animals, jewelry, securities, coin & stamp collection, notes, bullion or precious stones, boats and trailers over 25 feet in length, merchandise for sale or exhibition, personal and sentimental value, and the unused portion of any warranty.

•	Prior to the move, you will asked to complete the “Declaration of Insurance” form to identify the value of the move, collections, and high value items.

•
High value items are defined as a single item, pair, set or collection with a market value of $5,000 or more (collections $2,000 or more.) These items must be specifically valued & declared prior to the move taking place. Current third party written appraisals of these high value items is also recommended. If these items are not declared, the recovery amount will be limited to a maximum of $5,000 per article, pair, set or $2,000 per collection.

Moving Your Vehicles

Arrangements for moving your automobiles will be handled by the same carrier who handles your household goods or, in some cases, a dedicated automobile carrier. CA will pay the cost of moving up to two automobiles, provided the distance of your move is greater than 500 miles.

If the distance of your move is less than 500 miles, your mileage (at the current mileage reimbursement rates) for up to two vehicles will be reimbursed. Travel will be based on the most direct route.

Final Move Expenses

The Company will reimburse you for actual travel and lodging expenses incurred for you, your spouse, and family members (as applicable) for your final move to the new location. Reimbursable expenses include:

•	Mileage (based on the current reimbursement rate) will be paid for the most direct route for one vehicle unless you choose to fly or ship your vehicle.

•	If you are shipping your automobile, you will be reimbursed for airfare for all family members at the coach class rate for one-way tickets purchased at least fourteen days in advance.

•	Per diem for meals and one night’s lodging for each 500 miles driven.

TAX INFORMATION

As you might expect, your total income will look a little different because of your move. That is because current tax law and Internal Revenue Service (IRS) regulations require that we report as income all relocation expense reimbursement made to you, or paid on your behalf. Therefore, the tax effects of relocation transactions can only be determined on an individual basis. It is important that you talk to a tax professional to find out how certain kinds of assistance may affect your own tax situation. Keep in mind that CA will not reimburse tax preparation or tax counseling expenses (although your miscellaneous allowance can at your discretion be applied to these expenses).

All relocation expenses that CA pays on your behalf or directly to you are reported to the IRS as compensation, which will be included in your gross annual income. The only exceptions are:

•	The expenses associated with shipment of your household goods.

•	The travel and lodging (not meals) for you and your family during the final move.

These costs are considered “excludable from income” and will not be shown on your W-2 form.

Note: This includes expenses for the day you arrive. You can include any lodging expenses you had in the area of your former home within one day after you could not live in your former home because your furniture has been moved.

Based on IRS and state requirements, CA will include reimbursed relocation expenses on your W-2 form in the year in which they are paid.

When you receive your W-2 form, you will also receive a statement detailing the relocation expenses related to your move, including money paid to you to help offset tax liability from this additional income. This is referred to as "tax gross-up". The tax gross-up is also considered income, so in the calculation of gross-up there is an adjustment to cover this additional tax liability. Appropriate withholding for Federal, State, local, Social Security, and/or Medicare taxes will be made, and deposited with your regular withholdings.

The tax gross-up calculation will be based on the following factors:

•	How many dependents you claim and your tax filing status (single, joint, etc.).

•
Company compensation is only defined to include the annualized base salary and relocation expenses. Any commission, bonus and stock options, etc. are excluded. We will not include any spousal income (unless your spouse is also employed with CA), even if you are filing jointly.

•	The higher of the standard deduction or estimated itemized deduction of the respective taxing authorities.

•	Your destination state.

Note: You will be responsible for all local taxes applicable in either the departure or destination location. Nothing in this policy should be construed as providing, directly or indirectly, Income Tax advice. For more information about moving expenses, we suggest that you obtain IRS Publication 521 "Moving Expenses" and that you retain the services of a professional tax advisor /preparer.

The tax gross-ups to be provided by the Company for the various "relocation expense" items are outlined below. The actual gross-up decision is based on the deductibility of the item according to then current IRS tax laws.

Relocation Expense	Gross-Up	Tax Calculation
Lump Sum Payment	Yes	At individual's tax rate
Rental Finding Fee	Yes	At individual's tax rate
Lease Cancellation Fee	Yes	At individual's tax rate
Final Move Meals	Yes	At individual's tax rate
Mileage Reimbursement	Yes	At individual's tax rate
Miscellaneous Allowance	No	Withhold federal, state and local taxes
Final Move Lodging/Transportation	No	None -not included in employee income
Household Goods Shipment & Storage up To 30 days	No	None -not included in employee income

You are eligible for the relocation benefits for up to 12 months from your effective date of transfer. It is recommended that you submit relocation-related expense reports within 90 days of the date incurred, if applicable.

Your eligibility to receive relocation benefits is subject to the terms and conditions of CA’s Relocation Policy and is conditioned upon your signing the Moving and Expense Repayment Agreement.

Moving & Relocation Expense Repayment Agreement

Moving From Office: ____________________ To Office: ____________________________

I acknowledge receipt of CA, Inc.'s (CA) Moving & Relocation Expense Repayment Agreement and agree as follows:

1. I understand and agree that if my employment is terminated for cause or if I voluntarily leave CA for any reason within two (2) years from my Effective Date of Transfer, I will be required to repay the moving and/or relocation expenses/costs that CA pays to me or on my behalf in connection with my relocation, including any tax gross-up. The “Effective Date of Transfer” is the date that Human Resources enters into SAP as the date of my role in the new location

2. The repayment that I will be required to make will be in accordance with the following schedule:

If I voluntarily terminate my employment for any reason or I am discharged for cause at any time from the signing of this Agreement through twelve (12) full months following my Effective Date of Transfer, I must repay 100% of the moving and/or relocation expenses/costs that CA paid me or that CA paid on my behalf.

If I voluntarily terminate my employment for any reason or I am discharged for cause at any time more than twelve (12) months following my Effective Date of Transfer through twenty-four (24) months following my Effective Date of Transfer, I must repay 50% of the moving and/or relocation expenses/costs that CA paid me or that CA paid on my behalf.

For purposes of this Agreement, termination "for cause" is defined as employment termination for misconduct, poor performance, or violation of any Company policy or procedure. By way of example, termination for cause includes, but is not limited to: (1) dishonesty, including theft; (2) insubordination; (3) job abandonment; (4) willful refusal to perform the employee's job; (5) violation of the terms of the Company's Employment and Confidentiality Agreement; (6) violation of the Company's policies prohibiting discrimination and unlawful harassment; (7) violation of the Company's Rules of Conduct; (8) violation of the Company's Workplace Violence Policy or its Drug and Alcohol Policy; (9) conviction of or a plea of guilty or no contest to a felony under the laws of the United States or any state thereof; (10) violation of the Company’s Code of Conduct or Core Values; and, (11) excessive absenteeism.

3. I understand and agree that if CA does not terminate my employment for cause and I do not voluntarily terminate my employment within two (2) years after the Effective Date of Transfer, I will not be required to repay any portion of the moving and/or relocation expenses/costs CA paid to me or that CA paid on my behalf.

4. By signing this Agreement, and to the extent permitted by law, I hereby authorize CA to deduct any repayment I may owe under this Agreement from any monies due to me, including any accrued vacation, sick, or personal time, whether during my employment or after the date of my employment termination.

5. I understand and agree that I will pay CA any amounts owing under this Agreement within ninety (90) days following my last day worked at CA by sending a check or money order payable to “CA, Inc.” in the amount owed to CA’s Chief Human Resources Officer.

6. I understand and agree that I will pay the reasonable attorney’s fees incurred by the Company as well as any damages the Company may incur as a result of my failure to pay to CA any amounts owing under this Agreement within ninety (90) days following my last day worked at the Company.

7. I further understand and agree that this Moving & Relocation Expense Repayment Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to New York’s conflict of laws principles. The federal or state courts of the State of New York, County of Suffolk shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over me in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

Agreed and Accepted this_____ day of _________ 20_____

Employee Name (Print & Sign)______________________________________________________

CA, Inc. by ___________________________ __________________________________________
on behalf of CA’s Global Mobility Group, Human Resources Department